UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 26, 2012

Anixter International Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10212	94-1658138
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2301 Patriot Blvd, Glenview , Illinois		60026
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	224-521-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2011, Anixter International Inc. (the “Company”) filed a Current Report on Form 8-K, which disclosed that John A. Dul, Vice President, General Counsel and Secretary, left the Company on Thursday, December 8, 2011.

On March 26, 2012, Anixter Inc. entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Dul.

The material terms of the Separation Agreement are as follows: (i) base salary continuation for 24 months from December 9, 2011; (ii) a 2011 bonus; (iii) continued coverage under the Company’s health plans at active employee rates, for the lesser of 18 months following December 8, 2011 or until he obtains comparable coverage from a new employer; (iv) a tax gross-up on the imputed income resulting from such continued health coverage; and (v) outplacement services until the earlier of June 19, 2013 or the date he finds new employment. Mr. Dul’s unvested restricted stock units due to vest on March 1, 2012 vested on such date, and stock options due to vest on March 1, 2012 vested on such date and may be exercised until December 7, 2012. For the period ending December 7, 2012, Mr. Dul has been retained by the Company as a general advisor and consultant on an independent contractor basis.

Until 24 months from the effective date of the agreement, Mr. Dul is prohibited from engaging in any employment or business activity with certain of the Company’s competitors and suppliers.

The Separation Agreement also contains a release of claims provision. Mr. Dul has until March 29, 2012 in which to revoke his acceptance of the Separation Agreement. If he does not revoke his acceptance, the Separation Agreement shall become effective on March 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anixter International Inc.

March 27, 2012	By:	Theodore A. Dosch

Name: Theodore A. Dosch
Title: Executive Vice President - Finance and Chief Financial Officer